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                                                                   EXHIBIT 4.17


                              FELKER PUT AGREEMENT

         THIS AGREEMENT, dated July 8, 2004, by and between AVONDALE INCORPORATED, a Georgia corporation ("Avondale"), and G. STEPHEN FELKER, a resident of Monroe, Georgia ("Felker").

                                  WITNESSETH:

         WHEREAS, Felker is the Chairman and Chief Executive Officer of
Avondale;

         WHEREAS, in April 1997 Felker forfeited certain put rights pertaining to 978,939 shares of common stock, par value $1.00 per share, of Avondale (the "Shares") as well as his participation in certain employee benefits in return for Avondale's agreement to pay the premiums on certain split dollar life insurance policies covering Felker (the "Split Dollar Policies");

         WHEREAS, the Board of Directors of Avondale has determined that it would be in the best interests of the Company to cancel the Split Dollar Policies; and

         WHEREAS, in return for the cancellation of the Split Dollar Policies and Avondale's receipt of the cash surrender value related to such policies, as recoupment of the premiums paid by Avondale, Avondale is willing to restore Felker's put rights for the Shares.

         NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto agree as follows:

         1.       Definitions.

         (a) "Aggregate Outstanding Securities" shall mean, as of the date such determination is made, all of the shares of Class A and Class B common stock of Avondale outstanding on such date.

         (b) "EBITD" shall mean the aggregate consolidated operating earnings before interest, income taxes and depreciation.

         (c) "Fair Market Value" shall be determined based upon a valuation of all of the Aggregate Outstanding Securities by an independent investment banking firm, which investment banking firm shall exclude from such valuation any discount for the fact that the shares of common stock in question may constitute less than a majority of the outstanding voting power, are subject to restrictions on their transfer and may have disparate voting rights; provided, however, that in no event shall the Fair Market Value of the Aggregate Outstanding Securities be (a) less than the "Minimum EBITD Value" plus the "Balance Sheet Items Adjustment" or (b) more than the "Maximum EBITD Value" plus the "Balance Sheet Items Adjustment." The


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"Minimum EBITD Value" will be the product of 4.5 and the "Maximum EBITD Value"
will be the product of 6.0, (A) multiplied by an amount equal to Avondale's EBITD for the 10 fiscal quarters immediately preceding the death of Felker, divided by (B) 2.5. The "Balance Sheet Items Adjustment" will be the amount equal to (A) Avondale's consolidated cash and short-term investments and equivalents thereof minus (B) Avondale's total consolidated indebtedness, in each case as of the last day of the last full fiscal quarter preceding the date of this calculation.

         2.       Put Rights.

         (a) Upon the death of Felker, the personal representative of Felker shall have an option, exercisable at any one time within two years after the appointment of such personal representative, to cause Avondale to purchase some or all of the Shares, and Avondale, upon written notice from Felker's personal representative specifying the number of the Shares with respect to which such option is exercised, shall become obligated to purchase the specified number of Shares.

         (b) The price per Share to be paid by Avondale upon the purchase of any of the Shares under paragraph (a) hereof shall be an amount equal to the product of (i) the Fair Market Value of the Aggregate Outstanding Securities, multiplied by (ii) the number of Shares, divided by the total number of Aggregate Outstanding Securities on the date of the exercise of the put rights.

         (c) The repurchase of the Shares following the death of Felker shall be an obligation of Avondale; provided, however, that if such repurchase would be in violation of law or would cause Avondale to be in default under any loan agreement or other debt instrument to which it is a party (each such event, an "Event of Deferral"), then Avondale shall, upon written notice given to the legal successor of Felker within 60 days after Avondale receives the notice referred to in Section 2(a) above, have the right to defer the purchase until no such Event of Deferral exists; provided that Avondale shall use reasonable efforts to remedy or cure any such Event of Deferral and will purchase in accordance with Section 2(d) (and from time-to-time thereafter) such number of the Shares as to which the put right has been exercised as Avondale is able to purchase in accordance with this Agreement without causing an Event of Deferral.

         (d) The purchase of Shares shall be closed and Avondale shall receive the Shares, duly endorsed for transfer, together with all other documents necessary or appropriate for an effective transfer, free and clear of any claims, liens or encumbrances, at a date designated by Avondale within 90 days after notice from Felker's personal representative to Avondale specifying the number of Shares to be purchased. The purchase price shall be paid, at Avondale's option, either in cash or by the issuance of a senior subordinated note in a principal amount equal to the price to be paid for such Shares. Such senior subordinated note (i) will be senior to all subordinated indebtedness of Avondale, (ii) will become due and payable in full in three equal annual installments commencing one year from its date of issue and (iii) will bear interest at a rate equal to 300 basis points over the yield prevailing on the date of its issue for 18 month U.S. Treasury Notes.


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         3.       Transfer of Shares. Upon the transfer of any or all of the
Shares, except for a transfer of the Shares to Felker's spouse, child, grandchild, or to any trust for the benefit of Felker or his spouse, child or grandchild, the put rights provided in Section 2 herein pertaining to such transferred Shares shall be terminated.

         4. Term of Agreement. This Agreement shall terminate upon the earliest to occur of any of the following events:

         (a) shares of Avondale common stock shall have been sold to the public pursuant to a registration statement filed by Avondale with the Securities and Exchange Commission under the Securities Act of 1933 (other than in connection with an employee stock purchase, option, or similar plan or in connection with a merger, acquisition, consolidation or reorganization); or

         (b)      the purchase by Avondale of all the Shares.

         5.       Miscellaneous.

         (a) Authorization. Each party hereto agrees that such party or the representative or successor in interest thereof shall do all things and execute and deliver all documents which may be necessary to consummate any purchase and sale of the Shares pursuant to this Agreement and to carry out the terms of this Agreement.

         (b) Amendment. This Agreement may be amended only by an instrument or instruments in writing executed by all the parties bound by this Agreement as of the time of such amendment.

         (c) Notice. Any and all notices, requests, demands, or other communications provided for hereunder shall be given in writing by personal service or by registered or certified mail, postage prepaid, addressed to Avondale at its principal office and to Felker at the address set forth following his execution hereof, or at such other addresses as either party may have designated in written notices to the other party hereto. Every notice so given shall be deemed to have been given or delivered on the date of mailing thereof.

         (d) Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, executors, administrators, successors or assigns.

         (e) Headings. The descriptive headings of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

         (g) Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective


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only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         (h) Governing Law. This Agreement shall be construed under and its validity determined by the laws of the State of Georgia.


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         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the date first above written.


                                        AVONDALE INCORPORATED


                                        By:
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                                        G. STEPHEN FELKER


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                                        Address:


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